Exhibit 99.1

Trinity Capital Inc. Reports First Quarter 2022 Financial Results

PHOENIX, (May 9, 2022 /PRNewswire/) – Trinity Capital Inc. (Nasdaq: TRIN) (“Trinity Capital” or the “Company”), a leading provider of debt and equipment financing to venture capital backed growth stage companies, today announced its financial results for the first quarter ended March 31, 2022.

First Quarter 2022 Highlights

●Total investment income of $31.8 million, an increase of 83.8% year-over-year
●Net investment income (“NII”) of $15.6 million, or $0.57 per basic share, an increase of 115.2% year-over-year
●Net realized gains of $52.6 million on the sale of equity and other investments
●Aggregate debt and equity investment commitments of $305.6 million
●Total gross investments funded of $222.5 million, comprised of $103.9 million across 10 new portfolio companies and $118.6 million across 21 existing portfolio companies
●Debt principal repayments of $96.5 million
●Investment portfolio of $919.3 million at fair value, an increase of 5.3% from December 31, 2021
●Net asset value (“NAV”) per share decreased to $15.15 from $16.40 on December 31, 2021
●Undistributed earnings spillover of $73.2 million, or $2.62 per ending shares outstanding
●Declared a dividend distribution of $0.40 per share for the first quarter, an increase of 11.1% from Q4 2021, and a new supplemental cash dividend of $0.15 per share with the intent to declare equal supplemental dividends in the subsequent quarters of 2022

“Following an incredible 2021, the team at Trinity has continued to deliver in 2022, as demonstrated by another quarter of strong results,” said Steven Brown, Chairman and Chief Executive Officer of Trinity Capital. “We’ve continued to execute on our strategic initiatives, growing and diversifying our portfolio, investing in our team and pursuing opportunities to strengthen our balance sheet. In recent quarters, we have been deliberate about building a portfolio and capital structure that can perform even through disruptive economic cycles. Our business remains strong as we continue to innovate, evolve and scale our systems to provide financial solutions that meet the needs of growth-stage businesses.”

“Trinity’s continued momentum reflects our differentiated culture that encourages continuous learning and an entrepreneurial spirit,” said Kyle Brown, President and Chief Investment Officer of Trinity Capital. “As our team and platform continue to grow, we remain committed to executing against our long-term business strategy with the goal of becoming a preeminent lender in the venture space.”

First Quarter 2022 Operating Results

For the three months ended March 31, 2022, total investment income was $31.8 million compared to $17.3 million for the quarter ended March 31, 2021. This represents an effective yield on the average debt investments at cost of 16.3% and 15.5% for the periods ended March 31, 2022 and 2021, respectively. Our effective yield for this quarter was significantly higher as compared to prior quarters as a result of $69.7 million of early loan repayments and a material exit fee earned in the quarter. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events and may fluctuate quarter-to-quarter depending on the amount of prepayment activity.

Total operating expenses, excluding interest expense, for the first quarter of 2022 were $8.8 million compared to $5.4 million during the first quarter of 2021. The increase was primarily attributable to higher D&O insurance expense, higher compensation associated with additional headcount, variable compensation and amortization of restricted stock grants.

Interest expense for the first quarter of 2022 was $6.8 million compared to $4.6 million during the first quarter of 2021. The increase is primarily attributable to the higher average debt outstanding under our

August 2026 Notes and December 2026 Notes offset by slightly lower debt outstanding under our credit facilities.

Net investment income after taxes was approximately $15.6 million, or $0.57 per share based on 27.4 million basic weighted average shares outstanding for the first quarter of 2022, compared to $7.3 million or $0.31 per share for the first quarter of 2021 based on 23.6 million basic weighted average shares outstanding.

First quarter 2022 net realized gains on investments were approximately $52.6 million compared to net realized gains of $2.6 million during the first quarter of 2021. The significant realized gains were primarily attributable to the sale of our public equity positions in Lucid Group Inc. (Nasdaq: LCID) (“Lucid”) and Matterport Inc. (Nasdaq: MTTR) (“Matterport”).

Net unrealized depreciation was $77.3 million during the first quarter of 2022, compared to net unrealized appreciation of $15.5 million during the first quarter of 2021. The unrealized depreciation was primarily attributable to the reversal of the unrealized appreciation in Lucid and Matterport on the sale of the equity positions.

A provision for income taxes of $0.7 million related to estimated excise tax was recorded in the first quarter of 2022 as compared to $0.1 million in the first quarter of 2021.

First quarter 2022 net decrease in net assets resulting from operations was $9.1 million, or $0.33 per share based on 27.4 million basic weighted average shares outstanding. This compares to a net increase in net assets resulting from operations of $25.3 million or $1.08 per share based on 23.6 million basic weighted average shares outstanding for the first quarter of 2021.

Trinity Capital’s higher weighted average share count for the three-month period ended March 31, 2022, as compared to the prior year is primarily the result of the full impact of shares issued in connection with our IPO, issuance of restricted stock to officers and employees under the 2019 Trinity Capital Inc. Long Term Incentive Plan as well as shares issued under the Company’s dividend reinvestment plan.

Net Asset Value

As of March 31, 2022, NAV per share decreased to $15.15, compared to $16.40 on December 31, 2021. Total net assets at the end of the first quarter of 2022 decreased by 5.0% to $424.0 million, compared to $446.5 million at the end of Q4 2021. The decrease in total net assets and NAV per share was primarily driven by the reversal of prior period unrealized appreciation on Lucid and Matterport which exceeded the realized gains by approximately $19.1 million and an increase in the number of shares outstanding. The difference between the unrealized appreciation and realized gains was the result of the stock price declines through the dates on which the Company was able to liquidate the shares following the relevant lock-up periods.

Portfolio and Investment Activity

As of March 31, 2022, Trinity Capital’s investment portfolio had an aggregate fair value of approximately $919.3 million and was comprised of approximately $649.5 million in secured loans, $204.3 million in equipment financings and $65.5 million in equity and warrants across 98 portfolio companies.

During the first quarter, the Company originated approximately $305.6 million of total new commitments comprised of secured loans totaling $232.5 million, equipment financing totaling $70.0 million and equity investments totaling $3.1 million. First quarter investments funded totaled approximately $222.5 million, which was comprised of approximately $164.0 million of secured loans, $49.1 million of equipment financings and $9.4 million of warrant and equity investments. The Company continues to shift its portfolio to floating rate loans with approximately 59.6% of its debt portfolio at floating rates as of March 31, 2022.

Proceeds received from repayments of the Company's debt investments during the first quarter totaled approximately $96.5 million, which included $69.7 million from early debt repayments and $26.8 million from normal amortization. In addition, the Company received proceeds of $62.3 million from the sale of equity and warrant investments primarily related to four portfolio companies. The investment portfolio increased by $123.2 million on a cost basis, an increase of 15.4%; and by $45.9 million on a fair value basis, an increase of 5.3% as compared to December 31, 2021. The lower increase on a fair value basis was due to the sale of the appreciated positions in Lucid and Matterport.

As of the end of the first quarter, loans to three portfolio companies were on non-accrual status with a total fair value of approximately $4.0 million, or just 0.5% of the Company’s debt investment portfolio at fair value.

The following table shows the distribution of the Company’s loan and equipment financing investments on the 1 to 5 investment risk rating scale at fair value as of March 31, 2022 and December 31, 2021 (dollars in thousands):

		March 31, 2022		December 31, 2021
Investment Risk Rating		Investments at	Percentage of	Investments at	Percentage of
Scale Range	Designation	Fair Value	Total Portfolio	Fair Value	Total Portfolio
4.0 - 5.0	Very Strong Performance	$80,592	9.4%	$84,785	11.5%
3.0 - 3.9	Strong Performance	332,019	38.9%	236,466	32.1%
2.0 - 2.9	Performing	429,044	50.3%	396,846	53.9%
1.6 - 1.9	Watch	8,858	1.0%	13,427	1.9%
1.0 - 1.5	Default/Workout	3,286	0.4%	4,444	0.6%
Total		$853,799	100.0%	$735,968	100.0%

As of March 31, 2022, the Company’s loan and equipment financing investments had a weighted average risk rating score of 3.1 as compared to 3.0 as of December 31, 2021.

Secondary Offering

In April 2022, subsequent to quarter-end, the Company closed an underwritten public offering of $50.0 million of shares of its common stock at a public offering price of $18.15 per share. In connection with the offering, the underwriters exercised a 30-day option to purchase up to 413,226 additional shares of its common stock generating an additional $7.5 million.

Liquidity and Capital Resources

As of March 31, 2022, the Company had approximately $94.7 million in available liquidity, including $28.7 million in unrestricted cash and cash equivalents. At the end of the period, the Company had approximately $66.0 million in available borrowing capacity under its credit facility with KeyBank, subject to existing terms and advance rates and regulatory and covenant requirements. Subsequent to the end of the first quarter, the total capacity under the KeyBank Credit Facility was expanded by an additional $100.0 million to a total of $400.0 million and available borrowing capacity was increased to $275.0 million with the addition of MUFG Union Ltd. to the banking syndicate and an increase in availability from KeyBank N.A.

As of March 31, 2022, Trinity Capital's leverage or debt-to-equity ratio was approximately 120% as compared to 104% as of December 31, 2021. The increase in the leverage ratio was primarily attributable to borrowings under the KeyBank Credit Facility.

Distributions

On March 17, 2022, the Company’s Board of Directors declared a dividend of $0.40 per share with respect to the quarter ended March 31, 2022, which was paid on April 15, 2022, to shareholders of record as of March 31, 2022. In addition to the regular quarterly dividend, the Company’s Board of Directors declared a new supplemental cash dividend of $0.15 per share in the first quarter, with the intent to declare equal special dividends in the second, third and fourth quarters of 2022 for a total of $0.60 per share in 2022, subject to future Board of Director approval.

Portfolio Company M&A and IPO Activity

As of May 9, 2022, Trinity Capital held debt, equity or warrant investments in two portfolio companies that recently completed their de-SPAC transactions and two additional companies that have entered into definitive agreements to go public via special purpose acquisition companies (“SPACs”).

On November 10, 2021, E la Carte, Inc., (d/b/a Presto, Inc.), announced it had entered into a definitive merger agreement with Ventoux CCM Acquisition Corp. (Nasdaq: VTAQ). Trinity Capital initially committed $10.0 million in debt financing beginning in March 2016 and held warrants for 104,284 shares of common stock, 497,183 shares of preferred Series A stock and 106,841 shares of Preferred Series AA-1 stock as of March 31, 2022.

On December 13, 2021, Footprint International Holding, Inc. announced it had entered into a definitive merger agreement with Gores Holding III (Nasdaq: GIIXU). Trinity Capital initially committed $18.0 million in equipment financing in February 2020 and held $17.8 million in secured loans and a warrant for 115,695 shares of common stock as of March 31, 2022.

On February 2, 2022, Greenlight Biosciences completed its de-SPAC merger with Environmental Impact Acquisition Corp and began trading on the Nasdaq under the ticker symbol “GRNA.” Trinity Capital initially committed $11.3 million in equipment financing beginning in January 2021 and held $8.6 million in equipment financing and 23,017 shares of common stock as of March 31, 2022.

On March 2, 2022, Rigetti & Co., Inc. completed its de-SPAC merger with Supernova Partners Acquisition Company II, Ltd. and began trading on the Nasdaq under the stock symbol “RGTI.” Trinity Capital initially committed $12.0 million in debt financing beginning in April 2021 and held $32.0 million in secured loans, 50,000 shares of common stock and a warrant for 783,132 shares of common stock as of March 31, 2022.

Senior Leadership Appointments

On March 17, 2022, the Company announced that Gerry Harder was promoted to serve as the Company’s first Chief Operating Officer, and Ron Kundich was promoted to Chief Credit Officer, succeeding Mr. Harder in that role. These promotions will expand and deepen the Company’s management team as it continues to execute against its long-term strategic plan.

On April 11, 2022, the Company announced the appointment of Rob Lake as Managing Director, Life Sciences in San Diego, California. Mr. Lake, a veteran in the venture ecosystem, has been supporting venture capital-backed growth stage companies for more than 18+ years.

Conference Call

Trinity Capital will hold a conference call to discuss its first quarter 2022 financial results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Monday, May 9, 2022.

To listen to the call, please dial (866) 831-8713, or (203) 518-9822 internationally, and reference Conference ID: TRINQ122 if asked, approximately 10 minutes prior to the start of the call.

A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (800) 938-0997 or (402) 220-1541.

About Trinity Capital Inc.

Trinity Capital (Nasdaq: TRIN), an internally managed specialty lending company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, is a leading provider of debt, including loans and equipment financing, to growth stage companies, including venture-backed companies and companies with institutional equity investors. Trinity Capital's investment objective is to generate current income and, to a lesser extent, capital appreciation through investments consisting primarily of term loans and equipment financings and, to a lesser extent, working capital loans, equity and equity-related investments. Trinity Capital believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience, and track record in lending to growth stage companies.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties, including the impact of the COVID 19 pandemic on the economy, financial markets, our business, our portfolio companies and our industry. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission ("SEC"). The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release. More information on risks and other potential factors that could affect the Company's financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or on the webcast/conference call, is included in the Company's filings with the SEC, including in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recently filed annual report on Form 10-K and subsequent SEC filings.

Contact

Vibhor Garg
Director, Marketing
Trinity Capital, Inc.
vgarg@trincapinvestment.com

TRINITY CAPITAL INC.

Consolidated Statements of Assets and Liabilities

(In thousands, except share and per share data)

	March 31,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Investments at fair value:
Control investments (cost of $39,167 and $38,994, respectively)	$28,057	$32,214
Affiliate investments (cost of $41,621 and $41,609, respectively)	28,941	32,192
Non-control / Non-affiliate investments (cost of $840,264 and $717,253, respectively)	862,350	809,064
Total investments (cost of $921,052 and $797,856, respectively)	919,348	873,470
Cash and cash equivalents	28,684	31,685
Restricted cash	—	15,057
Interest receivable	6,482	5,551
Deferred credit facility costs	2,188	2,308
Other assets	9,237	9,047
Total assets	$965,939	$937,118

LIABILITIES
KeyBank Credit Facility	$134,000	$81,000
August 2026 Notes, net of $2,535 and $2,679, respectively, of unamortized deferred financing costs	122,465	122,321
2025 Notes, net of $3,319 and $3,616, respectively, of unamortized deferred financing costs	121,681	121,384
December 2026 Notes, net of $1,749 and $1,842, respectively, of unamortized deferred financing costs	73,251	73,158
Convertible Notes, net of $2,361 and $2,515, respectively, of unamortized deferred financing costs and discount	47,639	47,485
Credit Suisse Credit Facility	—	10,000
Distribution payable	15,389	9,803
Security deposits	11,549	10,840
Accounts payable, accrued expenses and other liabilities	15,924	14,594
Total liabilities	541,898	490,585

Commitments and contingencies (Note 6)

NET ASSETS
Common stock, $0.001 par value per share (200,000,000 authorized, 27,982,842 and 27,229,541 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively)	28	27
Paid-in capital in excess of par	370,570	368,609
Distributable earnings/(accumulated loss)	53,443	77,897
Total net assets	424,041	446,533
Total liabilities and net assets	$965,939	$937,118
NET ASSET VALUE PER SHARE	$15.15	$16.40

TRINITY CAPITAL INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended	Three Months Ended
	March 31, 2022	March 31, 2021
INVESTMENT INCOME:
Interest income:
Control investments	$1,373	$1,307
Affiliate investments	428	438
Non-Control / Non-Affiliate investments	26,605	14,600
Total interest income	28,406	16,345
Fee income:
Non-Control / Non-Affiliate investments	3,439	975
Total fee income	3,439	975
Total investment income	31,845	17,320

EXPENSES:
Interest expense and other debt financing costs	6,798	4,616
Compensation and benefits	6,455	3,996
Professional fees	832	647
General and administrative	1,477	750
Total expenses	15,562	10,009

NET INVESTMENT INCOME BEFORE TAXES	16,283	7,311

Excise tax expense	674	58

NET INVESTMENT INCOME	15,609	7,253

NET REALIZED GAIN/(LOSS) FROM INVESTMENTS:
Control investments	—	—
Affiliate investments	—	—
Non-Control / Non-Affiliate investments	52,644	2,595
Net realized gain/(loss) from investments	52,644	2,595

NET CHANGE IN UNREALIZED APPRECIATION/(DEPRECIATION) FROM INVESTMENTS:
Control investments	(4,331)	(7,554)
Affiliate investments	(3,264)	(6,312)
Non-Control / Non-Affiliate investments	(69,723)	29,342
Net change in unrealized appreciation/(depreciation) from investments	(77,318)	15,476

NET INCREASE/(DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(9,065)	$25,324

NET INVESTMENT INCOME PER SHARE - BASIC	$0.57	$0.31
NET INVESTMENT INCOME PER SHARE - DILUTED(1)	$0.54	0.31

NET CHANGE IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE - BASIC & DILUTED	$(0.33)	$1.08

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC & DILUTED	27,416,943	23,554,950